UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  December 5, 2008

WILSHIRE ENTERPRISES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-4673	84-0513668
(State or incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Gateway Center, Newark, NJ, 07102
(Address of principal executive offices)

(201) 420-2796
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2008, the Board of Directors of Wilshire Enterprises, Inc. (the "Company") appointed Kevin B. Swill as a member of the Company's Board of Directors and the Board's Strategic Planning Committee.  Mr. Swill joins the Company after serving since 2001 as President of Westminster Capital, the financing arm of The Kushner Companies, a multi-billion dollar real estate development and management company based in New York, and President of Kushner Properties, which oversees an eight-million square foot portfolio of office, retail and industrial properties in New York, New Jersey and Pennsylvania.

The Company and Mr. Swill, who is 43 years old, entered into an Employment Agreement, dated as of December 8, 2008 (the "Employment Agreement"), pursuant to which Mr. Swill will serve as the Company's President and Chief Operating Officer commencing on January 5, 2009 (the “Effective Date”) and expiring on December 31, 2010, provided that the term of the Employment Agreement will be automatically extended for successive one year periods thereafter, unless either party provides at least 90 days prior written notice to the other of its (or his) intent not to extend the then current term.

The Employment Agreement provides that Mr. Swill will be paid a base salary of $250,000 per year.  On the Effective Date, he will be granted 125,000 restricted shares under the Company's stock option plan, one half of which will vest after one year, and the remaining one half of which will vest after two years.  Mr. Swill will also be entitled to participate in all employee benefit plans and programs made available generally to executive officers of the Company, and he will receive an automobile allowance of $1,000 per month.  The Employment Agreement also contains confidentiality and noncompetition provisions.

The Employment Agreement provides that if Mr. Swill's employment is terminated by the Company without Cause, or he resigns for Good Reason (in each case, as defined in the Employment Agreement), Mr. Swill will be entitled to receive 11 months severance.  In the event of non-renewal, Mr. Swill will be entitled to receive three months severance, provided that if the Employment Agreement has been in effect for at least five years and the Company decides not to renew, then Mr. Swill will be entitled to receive six months severance.  If, within 12 months following a “Change in Control” (as defined in the Employment Agreement), Mr. Swill's employment is terminated without Cause or he resigns for Good Reason, then he will be entitled to receive a change in control payment (as described in the following sentence), and all of Mr. Swill's restricted shares and stock options (to the extent not already vested) will become fully vested.  If a Change in Control occurs during the first 12 months of the initial term of the Employment Agreement, the change in control payment will equal Mr. Swill's monthly base salary multiplied by the number of full calendar months remaining in the initial term; if a Change in Control occurs at any time after the one year anniversary of the Effective Date, the change in control payment will equal Mr. Swill's monthly base salary multiplied by 12.  This description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is attached as an exhibit to this Current Report on Form 8-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously disclosed by the Company in a Current Report on Form 8-K filed with the Securities and Exchange Commission on December 4, 2008 (the "Prior 8-K"), the Company has entered into a Qualified Offer Plan Rights Agreement, a copy of which (including exhibits) was filed as Exhibit 4.1 to the Prior 8-K.  As described in the Prior 8-K, each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $1.00 per share, of the Company (the “Preferred Stock”) at a price of $6.50 per one one-thousandth of a share of Preferred Stock, subject to adjustment.  The Certificate of Designations for the Preferred Stock, which sets forth the rights and preferences of the Preferred Stock, is Exhibit A to the Qualified Offer Plan Rights Agreement, and was filed as part of Exhibit 4.1 to the Prior 8-K.  A copy of the Certificate of Designations, as filed with the Secretary of State of the State of Delaware on December 5, 2008, is filed as an exhibit to this Current Report on Form 8-K.

On December 5, 2008, the Company's Board of Directors amended the first sentence of Article II, Section 1 of the Company’s By-laws to read as follows: “The Board of Directors of the Corporation shall consist of seven persons.”  This sentence had previously provided that the Board of Directors consisted of six persons.  A copy of the Company's Bylaws, as amended and restated through December 5, 2008, is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.   The following exhibits are attached to this Current Report on Form 8-K:

Exhibit Number	Description

Exhibit 3.1	Restated Certificate of Incorporation of Wilshire Enterprises, Inc., as amended, including without limitation the Certificate of Designations of the Series B Junior Participating Preferred Stock.

Exhibit 3.2	Bylaws of the Company, as amended and restated through December 5, 2008.

Exhibit 10.1	Employment Agreement, dated as of December 8, 2008, between the Company and Kevin B. Swill.

Exhibit 99.1	Press Release of the Company, dated December 8, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 8, 2008	WILSHIRE ENTERPRISES, INC.
(Registrant)

	By:	/s/ S. Wilzig Izak
S. Wilzig Izak
Chairman of the Board and
Chief Executive Officer

EXHIBIT INDEX

Exhibit 3.1	Restated Certificate of Incorporation of Wilshire Enterprises, Inc., as amended, including without limitation the Certificate of Designations of the Series B Junior Participating Preferred Stock.

Exhibit 3.2	Bylaws of the Company, as amended and restated through December 5, 2008.

Exhibit 10.1	Employment Agreement, dated as of December 8, 2008, between the Company and Kevin B. Swill.

Exhibit 99.1	Press Release of the Company, dated December 8, 2008.